Thermo Remediation Inc.
        1964 S. Orange Blossom Trail
        Apopka, Florida 32703




                                                          August 13, 1997


        Dear Stockholder:

             The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of Thermo Remediation Inc. I respectfully request all Stockholders to attend this meeting, if possible.

             Our Annual Report for the fiscal year ended March 29, 1997, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

             Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, BankBoston, N.A., in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

             I would appreciate your immediate attention to the mailing of this proxy.

                                                Yours very truly,





                                                JEFFREY L. POWELL
                                                President and Chief
                                                Executive Officer
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












        Thermo Remediation Inc.
        1964 S. Orange Blossom Trail
        Apopka, Florida 32703



                                                          August 13, 1997


         To the Holders of the Common Stock of
             THERMO REMEDIATION INC.


                            NOTICE OF ANNUAL MEETING
             The 1997 Annual Meeting of the Stockholders of Thermo
        Remediation Inc. (the "Corporation") will be held on Wednesday,
        September 24, 1997, at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

             1.   Election of seven directors.

             2. Such other business as may properly be brought before the meeting and any adjournment thereof.

             The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is August 8, 1997.

             The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

             This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.


                                                     SANDRA L. LAMBERT
                                                     Secretary


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

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





                                 PROXY STATEMENT

             The enclosed proxy is solicited by the Board of Directors of Thermo Remediation Inc. (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Wednesday, September 24, 1997, at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 1964 S. Orange Blossom Trail, Apopka, Florida 32703. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about August 15, 1997.

                                VOTING PROCEDURES

             The Board of Directors intends to present to the Meeting the election of seven directors, constituting the entire Board of Directors.

             The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.01 par value (the "Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

             Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

             In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

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             A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

             The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of August 8, 1997, consisted of 12,244,061 shares of Common Stock. Only Stockholders of record at the close of business on August 8, 1997, are entitled to vote at the Meeting. Each share is entitled to one vote.

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                                 --PROPOSAL 1--

                              ELECTION OF DIRECTORS

             Seven directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.
        Nominees for Directors

             Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporations, Thermo TerraTech Inc. ("Thermo TerraTech") and Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

        John P.         Dr. Appleton, 62, has been the chairman of the
        Appleton        Board and a director of the Corporation since
                        1993. He also served as the Corporation's chief executive officer from September 1993 to May 1997. Dr. Appleton has been president, chief executive officer and a director of Thermo TerraTech since September 1993, and has served as a vice president of Thermo Electron since 1975 in various managerial capacities.

        Elias P.        Dr. Gyftopoulos, 70, has been a director of the
        Gyftopoulos     Corporation since 1994.  Dr. Gyftopoulos is
                        Professor Emeritus of the Massachusetts
                        Institute of Technology, where he was the Ford
                        Professor of Mechanical Engineering and of Nuclear Engineering for more than twenty years until his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo Electron, Thermo
                        BioAnalysis Corporation, Thermo Cardiosystems
                        Inc., ThermoLase Corporation, ThermoSpectra
                        Corporation, Thermo Voltek Corp. and Trex
                        Medical Corporation.

        Fred Holubow    Mr. Holubow, 58, has been a director of the
                        Corporation since 1992. Mr. Holubow has been vice president of Pegasus Associates, an investment management firm, for more than five years.

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





        Theo            Mr. Melas-Kyriazi, 38, has been a director of
        Melas-Kyriazi   the Corporation since 1992.  Mr. Melas-Kyriazi
                        has been president and chief executive officer and a director of ThermoSpectra Corporation, which develops and manufactures precision imaging, inspection and measurement instruments based on high-speed data acquisition and digital processing technologies, since its inception in August 1994. Mr. Melas-Kyriazi was treasurer of Thermo Electron from May 1988 to August 1994 and treasurer of Thermo Remediation from 1991 to 1994. Mr. Melas-Kyriazi is also a director of Thermo Voltek Corp.

        Frank E. Morris Dr. Morris, 73, has been a director of the
                        Corporation since 1993. Dr. Morris served as president of the Federal Reserve Bank of Boston from 1968 until he retired in 1988. Dr. Morris also served as the Peter Drucker Professor of Management at Boston College from 1989 to 1994. Dr. Morris is a director of Thermo Electron and is a trustee of SEI Mutual Funds, The Capitol Mutual Funds, FFB Lexicon Funds and The Arbor Fund.

        Jeffrey L.      Mr. Powell, 38, has been president and a
        Powell          director of the Corporation since December
                        1991, and was named chief executive officer in May 1997.

        William A.      Mr. Rainville, 55, has been a director of the
        Rainville       Corporation since June 1993.  Mr. Rainville has
                        been president and chief executive officer of Thermo Fibertek Inc., a majority owned subsidiary of Thermo Electron that develops and manufactures equipment and products for the paper making and paper recycling industries, since its inception in 1991, a senior vice president of Thermo Electron since March 1993 and a Vice President of Thermo Electron from 1986 to 1993. From 1984 until January 1993,
                        Mr. Rainville was the president and chief executive officer of Thermo Electron Web
                        Systems Inc., a subsidiary of Thermo Fibertek
                        Inc. Mr. Rainville is also a director of Thermo Ecotek Corporation, Thermo Fibergen
                        Inc., Thermo Fibertek Inc. and Thermo
                        TerraTech.

        Committees of the Board of Directors and Meetings

             The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside directors. The present members of the Audit Committee are Mr. Holubow (Chairman) and Dr. Morris. The Audit Committee reviews the scope of the audit with the Corporation's independent
                                        5
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





        public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Dr. Morris (Chairman), Dr. Gyftopoulos and Mr. Holubow. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met five times, the Audit Committee met twice and the Human Resources Committee met seven times during fiscal 1997. Each director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during fiscal 1997.

        Compensation of Directors

             Cash Compensation

             Directors who are not employees of the Corporation, of Thermo Electron or of any other company affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of directors' fees is made quarterly. Dr. Appleton, Mr. Melas-Kyriazi, Mr. Powell and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

             Deferred Compensation Plan for Directors

             Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the Board of Directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo TerraTech or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo TerraTech or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred

                                        6
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        may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 37,500 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of June 28, 1997, deferred units equal to 5,784 full shares of Common Stock were accumulated under the Deferred Compensation Plan.

             Directors Stock Option Plan

             The Corporation's directors stock option plan, which was amended in 1995 (the "Directors Plan"), provides for the grant of stock options to purchase shares of Common Stock of the Corporation to outside directors as additional compensation for their service as directors.

             The Directors Plan originally provided for the grant of stock options upon a director's initial appointment. Outside directors appointed before the amendment of the plan received an option to purchase 22,500 shares of Common Stock upon their appointment or election. The amended plan provides that the size of the award to new directors is reduced by 4,500 shares each year until 1999, when the initial grant for new directors will be eliminated entirely. Accordingly, directors first appointed or elected in 1997 will receive options to purchase 9,000 shares, directors first appointed or elected in 1998 will receive options to purchase 4,500 shares and directors first appointed or elected in 1999 and thereafter will not receive an initial option grant. Options granted upon a director's election or appointment may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the fifth anniversary of the grant date. Such options are subject to restrictions on resale and to the repurchase by the Corporation of the shares subject to option at the exercise price if the director ceases to serve as a director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron, for any reason other than death. The restriction and repurchase rights lapse in equal installments of 4,500 shares starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company prior to that date.

             Commencing with the 1998 Annual Meeting of Stockholders, outside directors will receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or

                                        7
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        any other Thermo Electron company prior to the first anniversary of the grant date.

             The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of June 28, 1997, options to purchase 72,000 shares of Common Stock had been granted and were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 78,000 shares of Common Stock were reserved and available for grant under the Directors Plan.


        Stock Ownership Policies for Directors

             During fiscal 1997, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1997, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

             In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                 STOCK OWNERSHIP

             The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo TerraTech and Thermo Electron, as of June 28, 1997, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and
        (iv) all directors and current executive officers as a group.



                                        8
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             While certain directors or executive officers of the
        Corporation are also directors or executive officers of Thermo Electron or Thermo TerraTech, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo TerraTech or Thermo Electron.








                                   Thermo        Thermo        Thermo
                                                Electron     TerraTech

               Name (1)          Remediation   Corporation    Inc. (4)
               --------          -----------   -----------    --------
                                  Inc. (2)         (3)
                                  --------         ---

        Thermo TerraTech Inc.(5)    8,891,460           N/A          N/A


        William Harris              1,088,562           N/A          N/A
        Investors, Inc. (6)

        John P. Appleton               63,000       144,749      216,989

        Robert W. Dunlap               95,848        10,000       10,000

        Elias P. Gyftopoulos           27,600        71,070        1,500

        Fred Holubow                   53,764         6,000       16,500

        Nels R. Johnson                30,688        21,752       12,958

        James Lousararian              82,841         7,637       27,226

        Theo Melas-Kyriazi             22,500       161,404       10,319

        Frank E. Morris                27,301        23,910        1,500

        Jeffrey L. Powell             111,000        41,287       82,835

        William A. Rainville           24,000       249,292       60,000

        All directors and
        executive
        officers as a group
        (13 persons)                  606,345     1,518,508      529,417





        (1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

        (2) Shares of Common Stock beneficially owned by Dr. Appleton, Dr. Gyftopoulos, Mr. Holubow, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 63,000, 27,600, 24,450, 30,250, 80,500, 22,500,
             24,450, 111,000, 22,500 and 476,750 shares, respectively,
             that such person or group has the right to acquire within 60 days of June 28, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Holubow, Dr. Morris and all directors and current executive officers as a group include 2,932, 2,851 and 5,783 shares, respectively, that had been allocated through June 28, 1997, to their respective accounts maintained under the Corporation's deferred compensation plan for directors. Shares beneficially owned by Mr. Dunlap include 16,527 shares of Common Stock being held in an escrow account in connection with the acquisition by the Corporation of Remediation Technologies, Inc. on December 8, 1995, to secure indemnification obligations of Mr. Dunlap in connection with such acquisition, as well as warrants to purchase 23,962 shares of Common Stock, of which warrants to purchase 5,509 shares are likewise being held in escrow. No director or current executive officer beneficially owned more than 1% of the Common Stock outstanding as of June 28, 1997; all directors and current executive officers as a group beneficially owned 4.7% of the Common Stock outstanding as of such date.

        (3) Shares of the common stock of Thermo Electron beneficially owned by Dr. Appleton, Mr. Dunlap, Dr. Gyftopoulos, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 107,257, 10,000, 9,375, 16,882, 4,275, 120,072, 9,375, 35,012, 197,236 and
             1,146,556 shares, respectively, that such person or group has the right to acquire within 60 days of June 28, 1997,
                                        9
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             through the exercise of stock options.  Shares beneficially owned by all directors and current executive officers as a group include 3,674 full shares allocated through June 28, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were as of June 28, 1997, executive officers of Thermo Electron ("ESOP"). Shares beneficially owned by Dr. Morris and all directors and current executive officers as a group each include 11,120 shares allocated through June 28, 1997, to Dr. Morris' account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. Morris include 3,415 shares owned by his spouse. No director or current executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of June 28, 1997; all directors and current executive officers as a group beneficially owned approximately 1.0% of the Thermo Electron common stock outstanding as of such date.

        (4) Shares of the common stock of Thermo TerraTech beneficially owned by Dr. Appleton, Mr. Dunlap, Dr. Gyftopoulos, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 215,000, 10,000, 1,500, 12,000, 27,000, 10,000, 1,500, 63,000, 60,000 and
             461,000 shares, respectively, that such person or group has the right to acquire within 60 days of June 28, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Holubow and all directors and current executive officers as a group include 16,500 and 29,000 shares, respectively, that such person or group has the right to acquire within 60 days of June 28, 1997, through the exercise of stock purchase warrants acquired in connection with private placements of the securities of Thermo TerraTech and one or more of the Corporation's subsidiaries on terms identical to terms granted to unaffiliated investors. Shares beneficially owned by Dr. Appleton and all directors and current executive officers as a group include 255 and 909 full shares, respectively, allocated through June 28, 1997, to accounts maintained pursuant to the ESOP. Except for Dr. Appleton, who beneficially owned approximately 1.2% of the common stock of Thermo TerraTech outstanding as of June 28, 1997, no director or current executive officer beneficially owned more than 1% of such common stock outstanding as of June 28, 1997; all directors and current executive officers as a group beneficially owned 2.9% of the Common Stock outstanding as of such date.

        (5) Includes 269,492 shares of Common Stock that Thermo TerraTech has the right to acquire within 60 days of June 28, 1997, through the conversion of certain convertible notes of the Corporation held by Thermo TerraTech. As of June 28, 1997, Themo TerraTech beneficially owned
                                       10
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





             approximately 70.59% of the outstanding Common Stock.
             Thermo TerraTech's address is 12068 Market Street, Livonia, Michigan 48150. As of June 28, 1997, Thermo TerraTech had the power to elect all of the members of the Corporation's
             Board of Directors.   Thermo TerraTech is a majority owned
             subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by Thermo TerraTech. Thermo Electron disclaims beneficial ownership of these shares.

        (6) Based on information provided in the Schedule 13G of William Harris Investors, Inc. ("Harris") dated February 3, 1997, these shares of Common Stock have been acquired by Harris on behalf of unidentified discretionary clients of Harris. Harris is an investment adviser registered under Section 203 of the Investment Adviser Act of 1940, as amended. Its address is 2 North LaSalle Street, Suite 300, Chicago, Illinois 60602.

        Section 16(a) Beneficial Ownership Reporting Compliance

             Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo TerraTech and Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1997, except in the following instances. Mr. James Lousararian, a Vice President of the Corporation, filed a Form 5 late reporting one exempt purchase of Common Stock under the Corporation's employee stock purchase plan. Thermo TerraTech filed two Forms 4 late reporting two transactions associated with the exercise and lapse of options granted to employees to purchase shares of Common Stock under its stock option program. Thermo Electron filed six Forms 4 late, reporting a total of six transactions, including the two transactions described above for Thermo TerraTech, one open market purchase of shares of Common Stock and three additional transactions associated with the grant to employees of options to purchase shares of Common Stock under its stock option program.


                              EXECUTIVE COMPENSATION

        Summary Compensation Table

             The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officers for the last three fiscal years.


                                       11
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             The Corporation is required to appoint certain executive
        officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.








                                Summary Compensation Table



                                 Annual Compensation   Long Term
                                 ------------------    Compensation
                                                       ------------
                                                       Securities
                                                       Underlying
                                                        Options        All Other
        Name and           Fiscal                     (No. of Shares
        Principal Position Year    Salary    Bonus  and Company) (1)   Compensation
        ------------------ ----    ------    -----  ---------------- ------------
                                                                                           (2)



        John P. Appleton(3)1997   $36,750    $20,000      --            $6,919
          Chief Executive  1996   $33,750    $20,000      --            $6,919
          Officer

                           1995    $7,313     $5,000  30,000(TTT)      $11,171

        Jeffrey L. Powell  1997  $122,000    $40,000     600(TMO)       $7,023
         (4 )
        President and                                  2,000(TFG)
        Chief
        Operating Officer                               6,000(TOC)
                           1996  $116,000    $60,000     300(TMO)       $6,646

                                                       2,000(TBA)
                                                       5,000(TLZ)
                                                       2,000(TLT)

                                                       6,000(TMQ)
                                                       2,000(TSR)
                                                       4,000(TXM)
PAGE





                           1995  $108,000    $63,500  15,000(THN)       $6,828

                                                      10,000(TTT)
                                                      22,275(TMO)
        James Lousararian  1997  $106,000    $25,000  10,000(THN)       $6,567
         Vice President,   1996  $102,000    $33,000      --            $6,636
         Sales
         and Marketing     1995   $96,000    $49,500  10,500(THN)       $6,078
                                                       4,000(TTT)

        Nels R. Johnson    1997   $97,300    $28,000   8,000(THN)       $5,275
        (5)
         Vice President                                  900(TMO)
                           1996   $93,600    $25,000  20,000(THN)       $4,730

        Robert W. Dunlap   1997  $165,000    $35,000  10,000(TTT)
        (6)
          Vice President                              10,000(TMO)       $5,088











        (1) In addition to grants of options to purchase shares of Common Stock of the Corporation (designated in the table as THN), the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo TerraTech Inc. (designated in the table as
             TTT), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as
             TLZ), ThermoLyte Corporation (designated in the table as
             TLT), Thermo Optek Corporation (designated in the table as
             TOC), ThermoQuest Corporation (designated in the table as
             TMQ), Thermo Sentron Inc. (designated in the table as TSR), and Trex Medical Corporation (designated in the table as TXM).

        (2) Represents the amount of matching contributions made by the individual's employer on behalf of named executive officers participating in the Thermo Electron 401(k) plan or, in the case of Mr. Dunlap, the RETECH Employee's Savings and Profit Sharing Plan.


        (3) Dr. Appleton served as the Corporation's chief executive officer from 1993 until May 14, 1997. Dr. Appleton is also a vice president of Thermo Electron and president and chief executive officer of Thermo TerraTech. A portion of Dr. Appleton's annual cash compensation (salary and bonus) has been allocated to and paid by each of the Corporation, Thermo Electron and Thermo TerraTech over each of the past three fiscal years as compenstion for the services provided to these companies based on the time he devoted to his responsibilities to these companies. The annual cash compensation reported in the table for Dr. Appleton
                                       12
PAGE
             represents the amount paid from all sources, including the Corporation, solely for Dr. Appleton's services as the chief executive officer of the Corporation. For fiscal 1997, 1996 and 1995, approximately 20%, 20% and 5%, respectively, of Dr. Appleton's annual cash compensation was paid by the Corporation for his services as its chief executive officer. Bonuses paid to Dr. Appleton reflect compensation decisions based on calendar year performance, in accordance with Thermo Electron's compensation practices for its officers. Dr. Appleton has served as an officer of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

        (4) Mr. Powell was appointed chief executive officer of the Corporation on May 14, 1997.

        (5) Mr. Johnson was appointed an executive officer of the Corporation on June 30, 1995.

        (6) Mr. Dunlap was appointed an executive officer of the Corporation on May 8, 1996.


        Stock Options Granted During Fiscal 1997

             The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.

             Dr. Appleton has served as a vice president of Thermo Electron since 1975 and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation. During fiscal 1997, no options to purchase Common Stock were granted to Dr. Appleton.







                                   Option Grants in Fiscal 1997



                                 Percent of                         Potential Realizable
                    Number of    Percent of                         Value at Assumed
                    Securities   Total Options                      Annual Rates of Stock
                    Underlying   Granted to   Exercise              Price Appreciation for
                    Options      Employees in Price Per Expiration  Option Term (2)
Name                Granted (1)  Fiscal Year   Share     Date       5%       10%
----                -----------  -----------   -----     ----       --       ---
Jeffrey L. Powell      600 (TMO)    0.06% (3)   $42.79    05/22/99   $4,044    $8,496

                     2,000 (TFG)     0.4% (3)   $10.00    09/12/08  $15,920  $ 42,760
                     6,000 (TOC)     0.2% (3)   $12.00    04/09/08  $57,300  $153,960
James Lousararian   10,000 (THN)     1.8%       $10.00    10/30/08  $79,600  $213,800

Nels R. Johnson      8,000 (THN)     1.4%       $10.00    10/30/08  $63,680  $171,040
                       900 (TMO)    0.09% (3)   $42.79    05/22/99   $6,066   $12,744

Robert W. Dunlap    10,000 (TMO)     3.4% (3)   $10.40    10/30/08  $82,800  $222,400
                    10,000 (THN)     1.0% (3)   $36.05    12/03/08 $286,900  $770,900



         (1) In addition to the grant of options to purchase Common Stock of the Corporation (designated in the table as THN), options

                                       13
PAGE
             have been granted during fiscal 1997 to the named executive officers as part of Thermo Electron's stock option program to purchase the common stock of Thermo Electron (designated in the table as TMO), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Optek Corporation (designated in the table as TOC) and Thermo TerraTech Inc. (designated in the table as TTT). All of the options granted during the fiscal year are immediately exercisable at the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.


        (2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period and the date on which the options are exercised.


        (3) These options were granted under stock option plans maintained by Thermo Electron or its subsidiaries as part of Thermo Electron's compensation program and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.









                                       14
PAGE

        Stock Options Exercised During Fiscal 1997 and Fiscal Year-End Option Values

             The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options held at the end of fiscal 1997 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.










        Aggregated Option Exercises In Fiscal 1997 And Fiscal 1997 Year-End Option Values


                                                      Number of
                                                      Unexercised
                              Shares                  Options at Fiscal      Value of
                              Acquired                Year-End               Unexercised
                              on          Value       (Exercisable/          In-the-Money
Name             Company      Exercise    Realized(1) Unexercisable) (2)     Options
----             -------      --------    --------    ------------------     -------
John P.Appleton  Thermo
(3)               Remediation     --           --      63,000 /--            $12,285 /--


Jeffrey L.Powell   Thermo
                    Remediation   --           --     111,000 /--            $18,720 /--
                   Thermo
                    TerraTech     --           --      63,000 /--   (4)       $74,785 /--
                   Thermo
                    Electron   5,062     $126,955      34,312 /--   (5)      $470,330 /--
                   Thermo
                    BioAnalysis   --           --       2,000 /--                  $0 /--
                   Thermo
                    Fibergen      --           --       2,000 /--                  $0 /--
                   Thermo
                    Fibertek      --           --       4,500 /--             $32,625 /--
                   ThermoLase     --           --       5,000 /--                  $0 /--
                   ThermoLyte     --           --          -- /2,000               -- /$0  (6)

PAGE


                   Thermo Optek   --           --       6,000 /--          $3,000 /--
                   ThermoQuest    --           --       6,000 /--          $9,000 /--
                   Thermo Sentron --           --       2,000 /--              $0 /--
                   Trex Medical   --           --       4,000 /--          $2,500 /--


James Lousararian  Thermo
                    Remediation   --           --      80,500 /--         $11,700 /--
                   Thermo
                    TerraTech  11,250     $95,400      27,000 /--   (4)   $38,665 /--
                   Thermo
                    Electron       --          --       4,275 /--         $72,702 /--
                   Thermo
                    Fibertek       --          --       4,500 /--         $32,625 /--

Nels R. Johnson    Thermo
                    Remediation    --          --      28,000 /--              $0 /--
                   Thermo
                    Electron       --          --         900 /--              $0 /--


Robert Dunlap      Thermo
                    TerraTech      --          --      10,000 /--              $0 /--
                   Thermo
                    Electron       --          --      10,000 /--              $0 /--







        (1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.


        (2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years from the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date.

        (3) Dr. Appleton has served as a vice president of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as
                                       15
PAGE
             compensation for service to Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

        (4) Options to purchase 15,000 and 9,000 shares of the common stoc of Thermo TerraTech held by Mr. Powell and Mr. Lousararian, respectively, are subject to the same terms described in footnote (1), except that in the event of the optionee's voluntary resignation or discharge for cause prior to February 8, 1998, all of the shares acquired upon exercise of these options are subject to repurchase by Thermo TerraTech at the exercise price. In addition, all shares acquired upon the exercise of these options are subject to restrictions on resale until February 8, 1998.

        (5) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Powell are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to lapse ratably over a five-year period commencing with the fifth anniversary of the grant date.

        (6) No public market existed for the shares underlying these options as of June 28, 1997. Accordingly, no value in excess of exercise price has been attributed to these options.


        Severance Agreements

             Thermo Electron has entered into severance agreements with several key employees, including Dr. Appleton. These agreements provide severance benefits if there is a change in control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or one of its majority-owned subsidiaries is terminated, for whatever reason, within one year thereafter. For purposes of the severance agreements, a change in control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. The benefit under these agreements is stated as an initial percentage which was established by the Board of Directors of Thermo Electron and is generally based upon the employee's age and length of service with Thermo Electron at the

                                       16
PAGE
        time of severance. Benefits are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to the employee's highest annual total remuneration in any 12-month period during the preceding three years. This benefit is reduced by 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be so applied to Dr. Appleton is 40.1%. Assuming that severance benefits would have been payable under such agreements as of March 29, 1997, Dr. Appleton would have received approximately $119,906 in the first year thereof from Thermo Electron.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Executive Compensation

             All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

             The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

             External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group.

             Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of

                                       17
PAGE
        other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.


             The process for determining each of these elements for the Corporation's executive officers is outlined below.

             Base Salary

             Base salaries are set to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the Corporation's other named executive officers will approach the mid-point of competitive data. The salary increases in fiscal 1997 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

             Cash Bonus

             The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries for executives. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1997 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or

                                       18
PAGE
        exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

             The bonuses for named executive officers approved by the Committee with respect to fiscal 1997 performance in each instance were less than the median potential bonus, primarily due to the objective measures of the Corporation's fiscal 1997 performance.

             Stock Option Program

             The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

             The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying duration and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, Thermo TerraTech and Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are important tools in providing incentives for performance within the entire organization.

             In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to purchase shares of Common Stock to all employees over a five-year period below 12% of the Corporation's outstanding Common Stock, although other factors such as unusual transactions, acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

             Awards are not made annually in conjunction with the annual
        review of cash compensation, but are made periodically.   The
        Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as
                                       19
PAGE
        the value of previously awarded options, as described above, in determining option awards. The option awards made to the named executive officers in fiscal 1997 with respect to the common stock of the Corporation's parent company, Thermo Electron, and its subsidiaries as part of Thermo Electron's overall stock option program, were determined by the human resources committee of the board of directors of the granting company using a similar analysis.


        Stock Ownership Policies

             During fiscal 1997, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the fiscal year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

             In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No loans were outstanding under this program in fiscal 1997. See "Relationship with Affiliates - Stock Holding Assistance Plan."

             The Committee also adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.


        Policy on Deductibility of Compensation

             The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million, unless the compensation qualifies as "performance based" or is otherwise exempt from Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold,

                                       20
PAGE
        and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).


        CEO Compensation

             Cash compensation for Dr. Appleton is reviewed by both the Committee and the human resources committees of the boards of directors of Thermo TerraTech and Thermo Electron, due to his responsibilities as the chief executive officer of the Corporation and Thermo TerraTech and as a vice president of Thermo Electron. Each committee evaluates Dr. Appleton's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron and Thermo TerraTech levels, Dr. Appleton is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron and Thermo TerraTech for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo TerraTech and Thermo Electron committees, makes an independent assessment of Dr. Appleton's performance as it relates to the Corporation using criteria similar to those used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Dr. Appleton's compensation to be paid by the Corporation.

             In December 1996, the Committee conducted its review of Dr. Appleton's proposed salary for calendar 1997 and bonus for calendar 1996 performance. The Committee concurred in the recommendations made by the Thermo TerraTech committee, and agreed to an allocation of 20% of Dr. Appleton's total cash compensation for calendar 1996 to the Corporation, based on his relative responsibilities at the Corporation and Thermo TerraTech.

                         Dr. Frank E. Morris (Chairman)
                            Dr. Elias P. Gyftopoulos
                                Mr. Fred Holubow












                                       21
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





                          COMPARATIVE PERFORMANCE GRAPH

             The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since December 9, 1993 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of companies consisting of Ecology & Environmental Inc., Fluor Daniel GTI, Inc. (formerly Groundwater Technology Inc.), Safety Kleen Corp., TRC Cos. Inc. and Roy F. Weston Inc.

           Comparison of Total Return Among Thermo Remediation Inc.,
             the American Stock Exchange Market Value Index and the
        Corporation's Peer Group from December 9, 1993 to March 27, 1997

                              [GRAPH APPEARS HERE]












                     12/09/93 03/31/94  03/31/95 03/29/96 03/27/97
                     -------- --------  -------- -------- --------
           THN         100       110      162       177       91
           AMEX        100        95       99       122      124
           PEER GROUP  100        91      107        91       92






             The total return for the Corporation's Common Stock (THN), the American Stock Exchange Market Value Index (AMEX) and the Corporation's peer group (PEER GROUP) assumes the reinvestment of dividends. Cash dividends of $.15 per share of Common Stock were paid on March 15, 1994, September 30, 1994, and March 31, 1995, respectively, to shareholders of record on February 15, 1994, September 8, 1994, and March 15, 1995, respectively. Cash dividends of $.10 per share of Common Stock were paid on September 15, 1995, and March 20, 1996, respectively, to shareholders of record on August 30, 1995, and March 1, 1996, respectively. Cash dividends of $.10 per share of Common Stock were paid on September 5, 1996, and March 24, 1997, respectively, to shareholders of record on August 22, 1996, and March 3, 1997, respectively. No assurance can be given, however, that the Corporation will continue to pay dividends in the future.
        The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange ("AMEX"). The Corporation's Common Stock is traded on the AMEX under the ticker symbol "THN."

                          RELATIONSHIP WITH AFFILIATES

             Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo TerraTech has created the Corporation as a publicly held subsidiary, and Thermo Electron and certain of its
                                       22
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        subsidiaries have created several other privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

             Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their mutual affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

             To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.
                                       23
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






             The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

             As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for fiscal 1997. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $1,148,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and
                                       24
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





        procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

             As of March 29, 1997, $19,674,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

             As of March 29, 1997, the Corporation owed Thermo TerraTech $2,650,000.

             Thermo TerraTech owned approximately 70.6% of the Common Stock outstanding as of June 28, 1997.


        Stock Holding Assistance Plan

             In fiscal 1997, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. Loans will be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Human Resources Committee of the Board of Directors. No such loans were outstanding in fiscal 1997.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

             The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1991. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.



                                       25
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                                  OTHER ACTION

             Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                              STOCKHOLDER PROPOSALS

             Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than April 24, 1998.

                             SOLICITATION STATEMENT

             The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone or by telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.



        Apopka, Florida
        August 13, 1997